Exhibit 107

Calculation of Filing Fee Table

S-3

(Form Type)

Compass Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	457(c)	25,000,000	$4.06	$101,500,000	$0.00011020	$11,185.30
Carry Forward Securities
Carry Forward Securities	--	--	--	--	--	--	--	--
Total Offering Amounts	$101,500,000	$11,185.30
Total Fees Previously Paid		--
Total Fee Offsets		--
Net Fee Due		$11,185.30
(1)

Represents shares offered by the selling stockholders identified in the registration statement to which this exhibit relates. Includes an indeterminable number of additional shares of common stock that, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), that may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the selling stockholders.

(2)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices per share of the registrant’s common stock on the Nasdaq Capital Market on November 30, 2022.